Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 28th day of January, 2014 (the “Effective Date”), by and between Kite Pharma, Inc., a Delaware corporation with principal offices at 2225 Colorado Ave., Santa Monica, CA 90404 (the “Company”), and Ms. Cynthia Butitta, residing at 117 Madera Court, Los Gatos, CA 95032 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Executive Vice President and Chief Financial Officer (“CFO”) of the Company; and

WHEREAS, Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term. Subject to Sections 8 and 9 hereof, the Company agrees to employ Executive and Executive agrees to be employed by the Company, in each ease pursuant to this Agreement, for a period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Initial Term”). This Agreement will renew automatically for successive one year periods (each, a “Renewal Period”) unless either party gives notice of non-renewal at least 90 days prior to the end of the Initial Term or the then-current Renewal Period, as applicable (the Initial Term and any Renewal Period are collectively referred to as the “Term”). Each additional Renewal Period shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Period, as applicable, as of the first day after the last day on which notice may be given pursuant to the preceding sentence.

3. Duties; Place of Performance; Etc.

(a) Executive shall serve as CFO of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”). Subject to the direction of the CEO and the Board of Directors (the “Board”), as applicable, Executive shall have such powers and perform such duties as are reasonably determined by the CEO and the Board, but shall be consistent with the duties customarily performed by the CFO of a similarly situated company in the United States.

(b) Executive shall devote substantially all of her business time, attention and energies to the business and affairs of the Company and shall use her best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of her duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Following execution of this Agreement, should Executive desire to become engaged as a consultant, owner, director officer or advisor of any other venture, Executive must first obtain the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.

(c) The duties to be performed by Executive hereunder shall be performed primarily at the offices of the Company or such other place as the Board may authorize; provided, however, that Executive understands that her duties will require periodic travel, which may be substantial at times.

4. Compensation. As full compensation for the performance by Executive of her duties under this Agreement, the Company shall pay Executive as follows:

(a) Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) equal to Three Hundred Twenty Five Thousand Dollars ($325,000), payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary may be increased at the discretion of the Board but may not be decreased by the Board except as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.

(b) Performance Bonus.

(i) Commencing for the calendar year 2014, Executive shall be eligible to receive an annual target performance bonus (the “Performance Bonus”) payable in cash in an amount up to forty percent (40%) of Executive’s Base Salary. The actual amount of such Performance Bonus shall be determined by the Board, or a designated committee thereof, and shall be based on the achievement of specific performance objectives to be established by the CEO and approved by the Board, or a designated committee thereof, on an annual basis (the “Performance Goals”).

(ii) During the Term of this Agreement, Executive and the CEO shall meet no later than the end of each year to mutually determine Executive’s performance objectives for the subsequent calendar year, which objectives shall be approved by the Board, or a designated committee thereof. If Executive and the CEO are unable to agree upon such objectives for the relevant year despite mutual good faith efforts to do so, then the objectives will be determined in the good faith discretion by the CEO no later than January 15th and will be communicated promptly to Executive in writing after being so determined and will be deemed to have been accepted by Executive.

(iii) Any Performance Bonus payable to Executive pursuant to this Section 4(b) shall be paid to Executive on or before February 15th of the subsequent calendar year, subject to continued employment through the date of payment.

(iv) Upon the closing of an initial public offering of the Company’s securities (an “IPO”), the Company shall pay to the Executive an additional performance bonus equal to $50,000 (the “IPO Bonus”). Notwithstanding the foregoing, this provision shall not be enforceable against the Company, and the Company shall have no obligation to pay the IPO Bonus, if the Company has not completed an IPO within 12 months following the Effective Date.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.

(d) Equity Awards.

(i) Following the approval of the Board, Executive will be granted an option granted (the “Option”) to purchase Five Hundred Seven Thousand Nine Hundred Sixty (507,960) shares of common stock of the Company, par value $0.001 per share (the “Option Shares”) pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between the Company and the Executive. In the event of a conflict between this Agreement and the Option Agreement, the terms of the Option Agreement shall control. The exercise price per share of the Options will be equal to the fair market value per share of the Company’s common stock as of the date that such Option is granted by the Board. The Option shall have a 10 year term and, subject to the provisions of Section 9 below, shall vest and become exercisable as follows:

A. On the first anniversary of the Effective Date (the “Initial Vesting Date”), 108,838 Option Shares shall vest and become exercisable;

B. Thereafter, 9,071 Option Shares shall vest and become exercisable in 36 monthly installments on the last business day of each calendar month; and

C. 72,566 Option Shares shall vest and become exercisable, ifat all, upon the earliest to occur of (1) the closing of an IPO or (2) a Change of Control (as defined in the Plan).

(ii) The vesting of the Option is subject to Executive’s being employed by the Company on the respective vesting dates.

(iii) In the event that the Company completes one or more private securities offerings (a “Private Placement”) prior to the closing of an IPO, then, immediately following the closing of such Private Placement, the Company shall grant to Executive a number of options (the “Options”), which, together with the Option shall represent 1.5% of the shares of common stock issued and sold in such Private Placement, including any shares of common stock underlying any convertible securities sold in the Private Placement. Notwithstanding the foregoing, this provision shall not be enforceable against the Company, and the Company shall have no obligation to issue the Options, if the Company has not completed an IPO within 12 months following the Effective Date.

(e) Relocation Payment. Kite shall pay Executive an amount equal to One Hundred Thousand Dollars ($100,000) (the “Relocation Payment”) following the date on which Executive completes her relocation to Los Angeles, California. Notwithstanding the foregoing, if Executive’s employment is terminated (1) by Executive other than for Good Reason, or (2) by the Company for Cause (each as defined below), then Executive shall be required to repay the following percentage of the Relocation Payment:

(i) 100% if such termination occurs on or prior to December 15, 2014; and

(ii) 50% if such termination occurs following December 15, 2014 but prior to December 15, 2015.

(f) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g) Insurance. Executive shall be designated as a named insured on any directors’ and officers’ liability insurance the Company may have.

(h) Executive Benefits. Executive will receive the Company’s standard employee benefits package (including health and disability insurance paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the Term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced.

(i) Vacation. Executive shall be entitled to 20 business days of paid time off in addition to nationally recognized holidays.

5. Confidential Information and Inventions.

(a) Executive recognizes and acknowledges that in the course of her duties she is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term and for a period of 10 years thereafter, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of her duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees not to:

(i) use any such Confidential and Proprietary Information for personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during her employment by the Company, except as required in the execution of Executive’s duties to the Company; provided, however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A. that Executive can demonstrate was known to her prior to December 1, 2013;

B. that is now, or becomes in the future, available to persons who are not required, by contract or otherwise, to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C. that Executive is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential and Proprietary Information, and (2) thereafter Executive shall disclose only the minimum Confidential and Proprietary Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential and Proprietary Information that is disclosed pursuant to this paragraph shall remain Confidential and Proprietary Information for all other purposes.

(b) Executive agrees to immediately return to the Company all Company material and reproductions thereof (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in her possession upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the

Company or any of its affiliates owes a legal duty of confidence, at any time during or after her employment with the Company.

(d) Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest she may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) Executive acknowledges that while performing the services under this Agreement the Executive or other employees, agents or advisors of the Company or its affiliates in the course of their services on behalf of the Company, may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that the Executive shall not pursue any such Corporate Opportunity for himself or for others unless such Corporate Opportunity is first offered to the Company and the Board rejects such Corporate Opportunity. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.

(f) The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Solicitation; Non-Disparagement.

(a) During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company engage in any Prohibited Solicitation. For purposes of this Agreement, a “Prohibited Solicitation” shall mean the Executive’s (a) directly or indirectly hiring, contacting, inducing or soliciting (or assisting any Person to hire, contact, induce or solicit) for employment any person who is, or within six months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its Affiliates, or (b) directly or indirectly inducing or soliciting (or assisting any Person to induce or solicit) any customer, client or vendor of, or other person having a business relationship with, the Company or any of its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its Affiliates, or directly or indirectly interfering with (or assist any Person to interfere with) any relationship between the Company or any of its Affiliates and any of their respective customers, clients, vendors or any other business contacts.

(b) During the Term and at all times thereafter, (i) the Executive agrees not to, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the Company, or any of its officers, directors, managers, or significant stockholders and (ii) the Company agrees not to issue any public statement that would “disparage” the Executive, and shall advise its officers and directors not to make any such statement on the Company’s behalf. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(c) In the event that Executive materially breaches any provisions of Section 5 or this Section 6, then, in addition to any other rights that the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(d) The right and remedy enumerated in Section 6(c) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Executive agrees that she shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit her ability to earn a living.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties by Executive. Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of her duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which she is bound (whether immediately, upon the giving of notice or lapse of time or both).

(b) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform her duties and other obligations hereunder.

(c) Executive represents and warrants to the Company that she has not brought and shall not bring with her to the Company, or use in the performance of her duties for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive prior to her employment with the Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8. Termination. Executive’s employment with the Company shall be at-will, and either party may terminate the employment at any time for any reason or no reason at all; provided, however, that under certain circumstances, the Executive may be entitled to receive payments and other benefits from the Company following termination as described in Section 9. Notwithstanding the foregoing, should the Executive voluntarily terminate this Agreement, Executive shall provide the Company with no less than 30 days’ prior written notice, which notice period may be waived or shortened by the Company.

9. Severance.

(a) In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then:

(i) the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of 270 days following the date of termination in accordance with the Company’s ordinary payroll practice;

(iii) to the extent permitted by applicable healthcare laws and provided that the Executive makes a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s dependents, less the amount payable by an active employee for such coverage, for a period of 270 days or until she obtains new employment, whichever comes first (the benefits described in this Section 9(a) shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse Executive for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by Executive immediately prior to the date of termination; and

(iv) the vesting applicable to all Options and other equity incentive awards granted during the Term (collectively, the “Equity Awards”) shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b) In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then:

(i) the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) Executive shall not be entitled to receive any payments or Continued Benefits described in this Section 9; and

(iii) the vesting applicable to all Equity Awards shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof

(c) If (i) Executive’s employment is terminated at any time beginning on the date that is 90 calendar days prior to the effective date of a Change of Control; or (ii) upon a

Change of Control the successor corporation (or a parent or subsidiary of the successor corporation) (1) does not offer Executive employment on terms comparable to Executive’s then existing terms of employment with the Company and in connection therewith, Executive terminates her employment for Good Reason; or (2) Executive’s employment is terminated by such successor corporation without Cause or by Executive for Good Reason, within one (1) year following such Change of Control, then:

(i) the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of 270 days following the date of termination in accordance with the Company’s ordinary payroll practice;

(iii) the Company shall provide the Continued Benefits to Executive for a period of 270 days following the date of termination or until she obtains new employment, whichever comes first; and

(iv) all unvested Equity Awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 calendar days following the date of such termination; provided, however, that no such option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an Equity Award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of the Executive’s employment, none of Executive’s equity incentive awards shall terminate with respect to any vested or unvested portion subject to such Equity Award before 90 days following such termination.

(d) This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 9 (other than any accrued but unpaid Base Salary through the date of termination and any reimbursement of unreimbursed expenses incurred prior to the date of termination) (the “Payments”) unless Executive executes an agreement in a form satisfactory to the Company (the “Release Agreement”) releasing the Company from any and all liability in connection with the Executive’s employment or the termination thereof that becomes effective no later than 60 days following Executive’s termination (the “Release Deadline”). Except as required by Section 10, the Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Payments (or any portion thereof) constitute “deferred compensation” within the meaning of Section 409A

(as defined in Section 10) and (ii) the period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Payments (or such portion thereof that constitute “deferred compensation”) will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Payments commence.

(e) Effective as of the date of any termination of the Executive’s employment, unless otherwise agreed to by Executive and the Board, upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all offices held at the Company or any subsidiary or other affiliate of the Company at the date of such termination, including without limitation the position of Executive Vice President and CFO.

(f) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 9.

(g) The provisions of this Section 9 shall survive any termination of this Agreement.

(h) For purposes of this Agreement, “Cause” shall include any of the following:

(i) Executive’s willful failure to perform the material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific, objective and lawful directions received by her in writing constituting an action of the Board, which willful failure, disregard or refusal is not cured by Executive within 30 days following written notice from the Company.

(ii) any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business or reputation of the Company;

(iii) Executive’s indictment of, or plea of nolo contender to, any felony;

(iv) Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the business or reputation of the Company;

(v) the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel, and the Board provides Executive with a summary of its findings;

(vi) any conduct on the part of the Executive that constitutes a breach of her fiduciary duties to the Company;

(vii) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; or

(viii) a material breach by the Executive of this Agreement.

(i) For purposes of this Agreement, “Good Reason” shall mean:

(i) any material diminution by the Company of Executive’s title, duties, reporting or Base Salary, other than (1) as a proportional reduction, consistent with the reductions in the salaries of all other executive officers of the Company at the level of Vice President and above as part of an overall reduction in salaries of executive officers of the Company, which proportional reduction shall remain in effect only for such time as all such other executive officer salaries remain so reduced or (2) in connection with the liquidation, dissolution or winding-up of the Company’s business and operations; or

(ii) a material breach by the Company of Section 4 of this Agreement.

Notwithstanding the foregoing, should the Executive wish to terminate this Agreement for Good Reason, she must provide the Company with written notice of the condition alleged to have caused Good Reason within 30 days of the occurrence of such event and reasonably cooperate with the Company in remedying the condition causing Good Reason for a period of not more than 60 days (the “Cure Period”). If, following the Cure Period, the condition causing Good Reason remains uncured, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such Cure Period.

(j) For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan.

10. Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with Executive’s termination of employment shall not commence unless and until Executive has also incurred a “separation from service” within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. If Executive is, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

11. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) Executive will be subject to such indemnification as is provided under the Company’s Bylaws.

(c) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in Los Angeles, CA in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(e) This Agreement and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(f) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).

(i) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(m) Notwithstanding anything in this Agreement to the contrary, any payments made to Executive herein shall be subject to any recoupment or clawback policy adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback any compensation so paid.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KITE PHARMA, INC.

By:	/s/ Arie S. Belldegrun
Name:	Arie S. Belldegrun, M.D. FACS
Title:	Executive Chairman

EXECUTIVE

By:	/s/ Cynthia Butitta
Name:	Cynthia Butitta
Date:	2/11/14